Exhibit 23.2

Consent of Independent Auditor

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333- 224380) of Genesis Energy, L.P. and subsidiaries,

(2)	Registration Statement (Form S-3 No. 333-219710) of Genesis Energy, L.P. and subsidiaries,

(3)	Registration Statement (Form S-3 No. 333- 232439) of Genesis Energy, L.P.

(4)	Registration Statement (Form S-3 No. 333-173337) of Genesis Energy, L.P., and

(5)	Registration Statement (Form S-3 No. 333-150239) of Genesis Energy, L.P.

of our report dated February 19, 2019, with respect to the financial statements of Poseidon Oil Pipeline Company, L.L.C. included in this Current Report on Form 8-K.

/s/ Ernst & Young LLP
Houston, Texas
December 19, 2019